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                                                                EXHIBIT 4.2

                           CLAREMONT TECHNOLOGY GROUP, INC.

                                SHAREHOLDER AGREEMENT


    This Agreement is entered into by and between Claremont Technology Group, Inc., an Oregon corporation (the "Company"), and the undersigned Shareholder ("Shareholder").

                                       RECITALS

    A. The Shareholder owns (or may obtain through exercise of options) shares (the "Shares") of the Company's Common Stock.

    B. The Shareholder and the Company desire to enter into an Agreement relating to the sale or other disposition of the Shares.

                                      AGREEMENT

    The parties agree as follows:


1. RESTRICTIONS ON TRANSFER. The Shareholder shall not sell, assign, transfer, pledge or in any other manner alienate any of the Shares held by him or her, or any right or interest therein, whether voluntarily or by operation of law or otherwise, except to the Company by consent of the Board of Directors, unless the transfer meets the requirements set forth in this Agreement.


2. FIRST REFUSAL. If the Shareholder desires to sell any Shares (unless the Shareholder elects to transfer under the terms of Section 3), the Shareholder shall first be obligated to offer to sell the Shares to the Company or its designee in accordance with the remaining subsections of this Section.

    2.1 NOTICE. The Shareholder shall give written notice to the Company of the Shareholder's desire to sell the Shares (the "Option Notice"). The Option Notice shall set forth the name of the proposed purchaser, the number of Shares proposed to be sold, the purchase price per Share and the terms of payment proposed by the purchaser (the "Purchase Terms").

    2.2 COMPANY'S OPTION. The Company (or its designee whom the Company identifies by notice to the Shareholder) shall have the option to purchase all, but not less than all, of the Shares described in the Option Notice in accordance with the Purchase Terms. The option shall be exercised, if at all, by notice to the Shareholder within 30 days.

    2.3 CLOSING. Closing of the purchase shall take place at the Company's principal office on the date designated by the Company or its designee, which date shall be before the later of 30 days following the closing date specified in the Purchase Terms or 50 days following the effective date of the Option Notice.


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    2.4  IF COMPANY DECLINES.  If the Company (or its designee) does not elect to acquire the Shares specified in the Option Notice, the Shareholder may sell the proposed purchaser the Shares within the 60 day period following the receipt by the Company of the Option Notice. These conditions will apply:

         2.4.1 IDENTICAL TERMS FOR PURCHASE. The purchase terms for the Shares shall be identical with those described in the Option Notice.

         2.4.2 SHAREHOLDER AGREEMENT APPLIES. The purchaser shall be bound by the terms and conditions of this Agreement, as if an original Shareholder. The Company may require the purchaser's written Agreement to be bound, before the Company enters the transfer of the Shares to the purchaser in the Company's stock records.


3. TRANSFER TO IMMEDIATE FAMILY. Shareholder may transfer any or all of the Shareholder's Shares to his or her Immediate Family, either during his or her lifetime or on death by will or intestacy. "Immediate Family" shall mean spouse, lineal descendant of Shareholder or Shareholder's spouse, father, mother, brother or sister of Shareholder, or a trust established for which one or more Immediate Family Members are the sole beneficiaries. These conditions apply:

    3.1 SHAREHOLDER AGREEMENT APPLIES. Upon any transfer described in this Section, the transferee shall be bound by the terms and conditions of this Agreement as Shareholder. The Company may require the transferee's written agreement to be bound to this Agreement before entering the transfer in the Company's stock records.

    3.2 SUBSEQUENT TRANSFERS. For purposes of determining to whom a transferree under this Section 3 may make further transfers under the same section, the people who qualify as "Immediate Family" shall be determined by reference to the identity of the originating Shareholder. Thus under this section a parent may transfer to a child, who may further transfer to any other immediate family member of the parent. But the child may not transfer to the child's spouse without the Company's consent, because the child's spouse is not a member of the originating Shareholder's "immediate family".

    3.3 VOTING RIGHTS. The right to vote the shares that have been transferred under this Section shall be held by the originating Shareholder or by a person designated by the Shareholder and approved by the Board of Directors. On the death or incapacity of the original designee the Company (acting by and through the Board of Directors), will designate the successor designee.

         3.3.1 STATUTORY VOTING AGREEMENT. This Section 3.3 constitutes a "Voting Agreement" under ORS Section 60.257.

         3.3.2 IRREVOCABLE PROXY, DURATION. This Section 3.3 also constitutes an irrevocable proxy, that will last for so long as the shares are held by a person who acquired them in a transaction under this Section 3.


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         3.3.3     FIRST REFUSAL TRANSACTION RELEASES PROXY.  Shares subject to the Voting Agreement of this Section 3.3 shall be released from it if transferred in a transaction meeting the conditions of Section 2.


4. PURCHASE UPON TERMINATION OF EMPLOYMENT. Upon termination of the Shareholder's employment or consulting relationship with the Company for any reason, including, without limitation, retirement, death or disability (the "Termination"), the Company or its designee shall have the right for a period of 90 days following such Termination (or purchase of the Shares, if later) to buy all, but not less than all, of the terminated Shareholder's Shares on the terms and conditions set forth in subsections 4.1, 4.2, and 4.3. Such right of first refusal shall be exercised by giving written notice of exercise to the Shareholder or his estate, as the case may be, as provided herein.

    4.1 PURCHASE PRICE. The purchase price for the Shares shall be the greater of the Shareholder's original purchase price for the Shares or the fair market value thereof at the time of Termination as determined in good faith by the Company's Board of Directors; provided, however, if the Shareholder (or, if applicable, the personal representative of the deceased Shareholder's estate), or any member of the Shareholder's Immediate Family owning Shares on the date of Termination disputes such valuation, the fair market value of the Shares shall be determined by a local, independent investment banking or valuation firm acceptable to the Company and the Shareholder (or, if applicable, the personal representative of the deceased Shareholder's estate). All costs of such independent valuation shall be paid by the Shareholder (or, if applicable, the personal representative of the deceased Shareholder's estate).

    4.2 HOW PAID. The purchase price shall be paid to the Shareholder at closing (or, if applicable, the personal representative of the deceased Shareholders's estate) and/or the members of the Shareholder's Immediate Family owning Shares on the date of Termination, in proportion to their respective stock interests. Each shall receive, at closing: (i) an initial payment by Company check of at least one-third of the total purchase price and (ii) a promissory note for the remaining balance of the purchase price, if any, payable in two equal annual installments including principal and interest on the first and second anniversaries of the closing. The promissory note shall bear interest from the date of closing at a rate equal to the interest rate being charged to the Company as of the date of closing by its then acting bank and shall allow prepayment in whole or in part without premium or penalty.

    4.3 CLOSING. Closing of the purchase shall take place at the Company's principal office on the date designated by the Company, which shall be no later than 30 days following the date of mailing of the written notice of exercise, or, if later and applicable, 30 days following the appointment of the personal representative of the deceased Shareholder's estate. At such closing, the Shareholder's certificate for Shares shall be duly endorsed to the Company or its designee and surrendered, and the Company or its designee shall deliver to the Shareholder (or, if applicable, the personal representative of the deceased Shareholder's estate) the cash payment and promissory note, if any, representing the purchase price for the Shares, all in accordance with subsections 4.1 and
4.2 above.


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    5.   LEGENDS ON CERTIFICATES.  The certificate(s) representing Shares held by the Shareholder shall bear on its face the following legend:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TERMS AND CONDITIONS OF A SHAREHOLDER AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY, WHICH AGREEMENT INCLUDES, AMONG OTHER PROVISIONS, RESTRICTIONS ON THE TRANSFER OF THE SHARES AND UNDER SOME CONDITIONS AN IRREVOCABLE PROXY.


6. APPLICATION OF AGREEMENT TO AFTER-ACQUIRED STOCK. All of the provisions of this Agreement shall apply to all of the Shares and any other shares of the Company's capital stock which may be issued or transferred hereafter to the Shareholder or to transferees of the Shareholder in consequence of any additional issuance, exchange or reclassification of shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or shares which are acquired by the Shareholder or transferees of the Shareholder in any other manner.


7. TERMINATION OF RESTRICTIONS. The restrictions on transfer set forth in this Agreement shall terminate upon the first to occur of any of the following events:

    7.1 REGISTRATION. The effectiveness of a registration statement relating to an offering of shares of Common Stock of the Company registered under the Securities Act of 1933, as amended, and the consummation of the sale of Common Stock pursuant thereto.

    7.2 SALE OF ALL ASSETS. The sale by the Company of all or substantially all of its assets.

    7.3 MERGER. A merger or consolidation of the Company into or with another corporation after which the holders of shares of stock of the Company shall own less than fifty percent of the voting securities necessary to control the affairs of the surviving corporation.

    7.4 SALE OF ALL STOCK. The sale of all of the outstanding Shares of capital stock of the Company by the holders thereof.


8. BINDING EFFECT ON TRANSFEREES. This Agreement and all of the terms, covenants, and conditions herein contained, shall be binding upon and inure to the benefit of all of the parties hereto and their respective transferees, successors, heirs, executors, administrators and assigns. All transfers must be made in accordance with this agreement, and upon the transfer of any of the Shares to any person, the transferee shall become a party to this Agreement and shall execute any and all instruments and take all other actions necessary to carry out the purposes of this Agreement.


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9.  OTHER MATTERS.

    9.1 NOTICE. Notice to the Company shall be sent to the Company's president at the Company's principal place of business. Notice to a Shareholder shall be sent to the Shareholder's address as it appears on the books and records of the Company, or to such other address as a Shareholder may from time to time by notice provide. Notice shall be effective when actually received by the party this Agreement designates for notice, if sent by any means that leaves a hard-copy record in the hands of the recipient. If sent certified or registered mail, postage prepaid, return receipt requested, notice shall be deemed effective on the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

    9.2 SEVERABILITY. Each clause of this Agreement is severable. If any clause is ruled void or unenforceable, the balance of the Agreement shall nonetheless remain in effect. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. If any part, section, paragraph, or clause of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.

    9.3 NON-WAIVER. A waiver of one or more breaches of any clause of this Agreement shall not act to waive any other breach, whether of the same or different clauses.

    9.4 ASSIGNMENT. This Agreement may not be assigned without the express written consent of each party, which consent will not be unreasonably withheld.

    9.5 GOVERNING LAW, JURISDICTION. This Agreement is made in and governed by the laws of the state of Oregon. Any action brought between the parties may be brought only in the state or federal courts located in Portland, Oregon, and in no other place unless the parties expressly agree in writing to waive this requirement. Each party consents to jurisdiction in that location. Each party consents to service of process through the method prescribed for notice in this Agreement.

    9.6 ATTORNEYS' FEES. The prevailing party in any suit, action, or arbitration filed or held concerning this Agreement shall be entitled to reasonable attorneys' fees, both at trial and on any appeal.


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    9.7  HEADINGS.  The section headings herein have been inserted for convenience only and are not intended to restrict, construe, or modify in any manner any of the terms and provisions hereof.

    9.8 INTEGRATION. This Agreement is the complete Agreement between the parties dealing with transferability of Shares as of the date hereof, and supersedes all prior agreements, written or oral. It may be modified only in writing signed by any affected Shareholder or successor in interest of a Shareholder.

    9.9 EFFECTIVE DATE, COUNTERPARTS. This Agreement is effective as of the date shares are first issued by the Company, and is binding on each Shareholder as that Shareholder obtains ownership in Shares. The Agreement may be executed in counterparts.

CLAREMONT TECHNOLOGY GROUP, INC.       SHAREHOLDER


By:
   --------------------------------     ---------------------------------------

Print:                                 Print:
      -----------------------------           ---------------------------------

Title:                                 Date:
      -----------------------------          ----------------------------------

Date:
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                              ATTACHMENT 1 TO EXHIBIT C

                                  CONSENT OF SPOUSE



         I, _______________, spouse of ______________________, acknowledge that
I have read the Shareholder Agreement dated ____________________, 19__, to which this Consent is attached as Attachment 1 (the "Agreement") and that I know its contents. I am aware that by its provisions the Company or its designee has the option to purchase certain shares of Common Stock of the Company which my spouse is acquiring pursuant to the Agreement ("Shares"), including any interest I might have therein, in the event my spouse desires to sell the Shares and certain other restrictions are imposed upon the sale or other disposition of the Shares during my spouse's lifetime. I am also aware that the Company or its designee has the right to purchase the Shares upon my spouse's termination of employment with the Company.

         I hereby agree that my interest, if any, in the Shares subject to the Agreement, whether now owned or hereafter acquired, shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Shares shall be similarly bound by the Agreement.

         I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

         DATED the      day of                     , 19    .
                    ----        --------------------    ----


                                       By:
                                           ------------------------------------


EXHIBIT A (TO SHAREHOLDER AGREEMENT)